Exhibit 99.1
FOR IMMEDIATE RELEASE

Investment Technology Group
Releases

February 2007 U.S. Trading
Statistics

NEW YORK, NY, March 8, 2007 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that February 2007 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 180 million shares.  This compares to 2.5 billion shares and ADV of 131 million shares in February 2006 and 4.2 billion shares and ADV of 212 million shares in January 2007.

There were 19 trading days in both February 2007 and 2006, compared to 20 trading days in January 2007.

“February trading volume represents the second highest monthly volume in our history,” said Howard Naphtali, Chief Financial Officer at ITG. “Based upon preliminary data, we estimate that our market share was in line with the fourth quarter of 2006.”

Monthly volume statistics reflect commission-generating U.S. volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

February:	19	3,424,745,716	180,249,775

Year-to-Date:	39	7,674,196,235	196,774,262

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ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:
Alicia Curran
(212) 444-6130